AMENDED AND RESTATED ADVISORY AND SERVICE CONTRACT

This Agreement, made as of February 22, 2023, by and between Wasatch Funds Trust, a Massachusetts business trust (the “Trust”), on behalf of each series of shares of common stock of the Trust that adopts this Agreement and as listed in Exhibit A hereto, as such Exhibit may be amended from time to time (each such series hereinafter referred to as a “Fund” and, collectively, the “Funds”), and Wasatch Advisors LP, a Delaware limited partnership registered as an investment adviser under the Investment Advisers Act of 1940 d/b/a Wasatch Global Investors (the “Adviser”).

WHEREAS, the Adviser is the investment advisor to the Funds pursuant to an Advisory and Service Contract executed as of March 31, 2010 (the “Prior Agreement”);

WHEREAS, the Adviser has converted from a Utah corporation to a Delaware limited partnership, with no change in control or assignment (as that term is defined under the Investment Company Act of 1940), and consequently has necessarily changed its name from Wasatch Advisors, Inc. to Wasatch Advisors LP; and

WHEREAS, the Trust and the Adviser wish to amend and restate the Prior Agreement in order to reflect the Adviser’s corporate and name changes.

NOW, THEREFORE, in consideration of the mutual covenants hereinafter contained, it is hereby agreed by and between the parties hereto as follows:

1.        The Trust hereby employs the Adviser to act as the investment adviser for and to manage the investment and reinvestment of the assets of each Fund in accordance with each Fund’s investment objective and policies and limitations, and to administer their affairs to the extent requested by and subject to the supervision of the Board of Trustees of the Trust for the period and upon the terms herein set forth. The investment of the funds shall be subject to all applicable restrictions of the Declaration of Trust and Bylaws of the Trust as may from time to time be in force.

The Adviser accepts such employment and agrees during such period to render such services, to furnish office facilities and simple business equipment, to permit any of its officers to serve without compensation as directors or officers of the Trust if elected to such positions and to assume the obligations herein set forth for the compensation herein provided. The Adviser shall for all purposes herein provided is deemed to be an independent contractor, and, unless otherwise expressly provided or authorized, shall have no authority to act or represent the Trust in any way or otherwise be deemed an agent of the Trust. It is understood and agreed that the Adviser, by separate agreement with the Trust, may also act as Distributor for a Fund.

2.        For the services and facilities described in Section 1, each Fund will pay to the Adviser at the end of each calendar month, an investment management fee for such Fund computed at the annual rate of the percentage of average daily net assets of such Fund as set forth in Exhibit A.

If expense borne by a Fund in any fiscal year (including the Adviser’s fee, but excluding interest, taxes, fees incurred in acquiring and disposing of portfolio securities and, to the extent permitted, extraordinary expenses), exceed those set forth in any statutory or regulatory formula prescribed by any state in which Fund shares are registered at such time, the Adviser will reimburse the Fund for any excess.

The net asset value of each Fund shall be calculated as of the close of the New York Stock Exchange on each day the Exchange is open for trading or as of such other time or times as the Trustees may determine in accordance with the provisions of the Investment Company Act of 1940 (the “Act”). On each day when the net asset value is not calculated, the net asset value of a share of beneficial interest of a Fund shall be deemed to be the net asset value of such a share as of the close of business on the last day on which such calculation was made for the purpose of the foregoing computations.

For the month and year in which the Agreement becomes effective or terminates, there shall be an appropriate proration on the basis of the number of days that the Agreement is in effect during the month and year, respectively. The services of the Adviser to the Funds under this Agreement are not to be deemed exclusive, and the Adviser shall be free to render similar services or other services to others so long as its services hereunder are not impaired thereby.

3.        In addition to the fee of the Adviser, the Funds shall assume and pay any expenses for services rendered by a custodian for the safekeeping of the Funds’ securities or other property and for other charges of the custodian. The Adviser shall not be required to pay and each Fund shall assume and pay the charges and expenses of its operations, including compensation of the Trustees (other than those affiliated with the Adviser), charges and expense of independent auditors, of legal counsel, of any transfer or dividend disbursing agent or any registrar of the Fund, costs of acquiring and disposing of portfolio securities, interest, if any, on obligations incurred by the Fund, costs of share certificates and of reports, costs for keeping its books of account, costs of calculating the net asset value of the Funds as provided in the Declaration of Trust of the Trust, membership dues in the Investment Company Institute or similar organization, costs of reports and notices to shareholders, other like miscellaneous expenses and all taxes and fees payable to federal, state or other governmental agencies on account of the registration of securities issued by the Funds, filings of corporate documents or otherwise. No Fund shall pay or incur any obligation for any management or administrative expenses for which the Fund intends to seek reimbursement from the Adviser as herein provided without first obtaining the written approval of the Adviser. The Adviser shall arrange, if desired by the Trust, for officers of the Adviser to serve without compensation from the Funds, as Trustees, officers or agents of the Trust if duly elected and appointed to such positions and subject to their individual consent and to any limitations imposed by law.

4.        Subject to applicable statutes and regulations, it is understood that directors, officers, or agents of the Trust are or may be interested in the Adviser as officers, directors, agents, shareholders or otherwise, and that the officers, directors, shareholders and agents of the Adviser may be interested in the Trust otherwise than as a Trustee, officer of agent.

5.        The Adviser shall not be liable for any error of judgment or of law, or for any loss suffered by the Funds in connection with the matters to which this Agreement relates, except loss resulting from willful misfeasance, bad faith or gross negligence on the part of the Adviser in the performance of its obligations and duties, or by reason of its reckless disregard of its obligations and duties under this Agreement.

6.        The Adviser has proprietary rights in the Funds’ names and the Trust’s name. The Adviser may withdraw from a Fund or the Trust the use of their names. In addition, the Adviser reserves the right to grant the use of a similar name to another investment company or business enterprise, with Trustee approval.

7.        (a)        The effective date of this Agreement with respect to each Fund shall be the date set forth on Exhibit A hereto.

(b)        Unless sooner terminated as hereinafter provided, this Agreement shall continue in effect with respect to each Fund for an initial period as specified for each Fund on Exhibit A, and thereafter from year to year only as long as such continuance is specifically approved at least annually (i) by the Board of Trustees or by the vote of a majority of the outstanding voting securities of the applicable Fund (as the term is defined by the Act), and (ii) by the vote of a majority of Trustees of the Trust who are not parties to this Agreement or “interested persons”, as defined in the Act, of the Adviser or of the Trust cast in person at a meeting called for the purpose of voting on such approval.

(c)        The Agreement may be terminated with respect to any Fund at any time, without the payment of any penalty, by the Board of Trustees of the Trust or by a vote of a majority of the outstanding voting securities of such Fund, as the term is defined by the Act, or by the Adviser, upon 60 days’ written notice to the other party.

(d)        This Agreement shall terminate automatically in the event of its “assignment” (as defined in the Act and rules and regulations thereunder).

(e)        No provision of this Agreement shall be changed, waived or discharged or terminated orally, but only by an instrument in writing signed by the party against which enforcement of the change, waiver, discharge or termination is sought, after approval by an affirmative vote of (i) a majority of the members of the Board, including a majority of Board members who are not “interested persons” (as defined in the Act) of any party to this Agreement, cast in person at a meeting called for the purpose of voting on such approval, and (ii) a majority of the outstanding voting securities of that Fund (as defined in the Act) (unless such approval is not required by Section 15 of the Act as interpreted by the SEC or its staff).

8.        The Adviser is hereby authorized, at its option and expense, to retain a sub-adviser or sub-advisers to assist the Adviser in furnishing investment advice to any or all of the Funds; provided that the Adviser shall be responsible for monitoring compliance by such sub-adviser(s) with the investment policies and restrictions of the Trust and such Fund and with such other limitations or directions as the Board of Trustees of the Trust may from time to time prescribe. Any such retention of a sub-adviser shall be subject to approval by the Board of Trustees of the Trust and to the extent required by law, the shareholders of such Fund. Any appointment of a sub-adviser pursuant hereto shall in no way limit or diminish the Adviser’s obligations and responsibility under this Agreement.

9.        If any provision of this Agreement shall be held or made invalid by a court decision, statute, rule or otherwise, the remainder shall not be thereby affected.

10.      Any notice under this Agreement shall be in writing, addressed and delivered or mailed, postage prepaid, to the other party at such address as such other party may designate for the receipt of such notice.

11.      All parties hereto are expressly put on notice of the Trust’s Declaration of Trust and all amendments thereto, a copy of which is on file with the Secretary of the Commonwealth of Massachusetts, and the limitation of shareholder and Trust liability contained therein. This Agreement is executed on behalf of the Trust by a Trust’s officer as an officer and not individually and the obligations imposed upon the Trust and Funds by this Agreement are not binding upon any of the Trust’s Trustees, officers or shareholders individually but are binding only upon the assets and property of the applicable Fund of the Trust, and persons dealing with the Trust must look solely to the assets and property of the subject Fund for the enforcement of any claims.

12.      This Agreement shall be construed in accordance with applicable federal law and (except as to Section 11 hereof which shall be construed in accordance with the laws of Massachusetts) the laws of the State of Utah.

IN WITNESS WHEREOF, the Trust and the Adviser have caused this Agreement to be executed by their duly authorized officers as of the day and year first above written.

Wasatch Funds Trust

By: /s/ Eric Bergeson
Name: Eric Bergeson
Title: President

Wasatch Advisors LP d/b/a
Wasatch Global Investors

By: /s/ Michael K. Yeates
Name: Michael K. Yeates
Title: Chief Financial Officer

Exhibit A

To

Advisory and Service Contract

Between

Wasatch Funds Trust and Wasatch Advisors LP

Series	Effective Date	Initial Period End	Fee
Wasatch Core Growth Fund	February 22, 2023	January 31, 2024	1.00%
Wasatch Emerging India Fund	February 22, 2023	January 31, 2024	1.25%
Wasatch Emerging Markets Select Fund	February 22, 2023	January 31, 2024	1.00%
Wasatch Emerging Markets Small Cap Fund	February 22, 2023	January 31, 2024	1.65%
Wasatch Frontier Emerging Small Countries Fund	February 22, 2023	January 31, 2024	1.65%
Wasatch Global Opportunities Fund	February 22, 2023	January 31, 2024	1.25%
Wasatch Global Select Fund	February 22, 2023	January 31, 2024	0.85%
Wasatch Global Value Fund	February 22, 2023	January 31, 2024	0.90%
Wasatch Greater China Fund	February 22, 2023	January 31, 2024	1.00%
Wasatch International Growth Fund	February 22, 2023	January 31, 2024	1.25%
Wasatch International Opportunities Fund	February 22, 2023	January 31, 2024	1.75%
Wasatch International Select Fund	February 22, 2023	January 31, 2024	0.80%
Wasatch Long/Short Alpha Fund	February 22, 2023	January 31, 2024	1.25%
Wasatch Micro Cap Fund	February 22, 2023	January 31, 2024	1.50%
Wasatch Micro Cap Value Fund	February 22, 2023	January 31, 2024	1.50%
Wasatch Small Cap Growth Fund	February 22, 2023	January 31, 2024	1.00%
Wasatch Small Cap Value Fund	February 22, 2023	January 31, 2024	1.00%
Wasatch Ultra Growth Fund	February 22, 2023	January 31, 2024	1.00%
Wasatch U.S. Select Fund	February 22, 2023	January 31, 2024	0.75%
Wasatch-Hoisington U.S. Select Fund	February 22, 2023	January 31, 2024	0.50%